KPMG Peat Marwick LLP

CityPlace II

Hartford, CT 06103-4103








                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
First Federal Bank:

We consent to the incorporation by reference in the Registration Statement (No. 33-38286) on Form S-8 of the First Federal Bank Employee Investment Plan of our report dated June 30, 1995, relating to the statements of net assets available for benefits of the First Federal Bank Employee Investment Plan as of December 31, 1994 and 1993 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 11-K of the First Federal Bank Employee Investment Plan.



/s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP



July 13, 1995